Exhibit 10.1

CONTRACT FOR PRODUCT DEVELOPMENT

                               THIS CONTRACT FOR PRODUCT DEVELOPMENT (the “Agreement”), entered into this 29th day of November, 2010, by and between Korus Enterprises Inc. (the “Developer”) and Greenhouse Solutions Inc. (the “Company”) collectively referred to herein as the “Parties”.

                               WHEREAS, the Developer offers the following services and related services (the “Services”); creative and technical product development services, from concept to CAD Production ;

                               AND WHEREAS, the Company wishes to obtain the Services of the Developer and is desirous of acquiring certain rights in and to certain products to be created, designed and developed by the Developer.

                               AND WHEREAS, the Developer wishes to provide Services to the Company and grant certain rights in and to the products.

NOW, THEREFORE in consideration of the foregoing and of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.00                        PRODUCT DEVELOPMENT

1.01                        The Company and the Developer hereby agree that the Developer shall develop on behalf of the Company three greenhouse models for use on balconies, patios and small spaces (the “Product”).; create a production and assembly package; and assist with sourcing and coordinating the manufacturer.

1.02                        The Developer hereby agrees that it shall develop the Product on behalf of the Company in accordance with all specifications and instructions from the Company.

1.03                        The Company and the Developer hereby agree that all any and all development work in respect of the development of the Product shall be completed by the Developer, his/her/its employees or any independent contractors which have been approved by the Company.

1.04                        The Developer hereby agrees that he/she/it shall deliver the completed Product to the Company within the time frame specified herein.

1.05                        Except as expressly provided for herein, the Developer shall bear all costs in association with the development of the Product.

2.00                        CONSIDERATION

2.01                        The Company shall pay to the Developer the sum of five thousand ($5,000) US Dollars (Paid) as an initial retainer for the Services and royalties outlined in section 3.03.

3.00                        COPYRIGHTS

3.01                 The Company and the Developer hereby agree that the Company shall retain its ownership and copyright to all of the Company’s existing materials and content and the Developer shall retain his/her/its ownership and copyright to all of the Developer’s existing materials and content which is used by the Developer in the development of the Product.

3.02                 The Company and the Developer hereby agree that the Developer shall retain all right, title and interest in the Product which shall include but is not limited to, any computer codes, images, scripts, text or logos, and that the Developer shall assign to the Company a license to sell the Product worldwide on a royalty schedule as defined in Section 3.03.

3.03                 The Developer shall grant to the Company a worldwide perpetual license to and in the Product and the Company shall have the right to sublicense the Product for the purposes of manufacturing, distributing and modifying the Product including the right to modify any copyrighted material, based on the following royalty payment schedule. The Company agrees to pay to the Developer 5% of all “Gross Profits” up to one million US dollars ($1,000,000.00 US) (as defined herein) derived from the sales of the Product, by the Company or its parent or affiliated companies. The term “Gross Profit” shall be defined as actual cash proceeds to the Company from sales of the Product, less cost of goods and costs incurred in relation to the sale, included but not limited to: transportation costs, discounts and mark-downs, customs fees and sales commissions. The Company agrees to pay to the Developer 3.4% of all “Gross Profits” ranging from one million US dollars ($1,000,000.00 US) up to five million US dollars ($5,000,000.00 US). The Company agrees to pay to the Developer 2.8% of all “Gross Profits” above five million US dollars ($5,000,000.00).

3.04                 For the purposes of this Agreement, “copyright” shall be deemed to include copyrights, trade secrets, patents, trademarks, and other intellectual property rights.

4.00                 CONFIDENTIALITY

4.01                 The Company and the Developer hereby agree that any information or material used in the development of the Product is deemed to be confidential information (“Confidential Information”).

4.02                 The Company and the Developer hereby agree that neither Party shall disclose any Confidential Information to any third party, unless mutually agreed to by the Parties in writing.

4.03                 During the term of this Agreement and thereafter, the Developer and/or his/her/its  representatives, contractors and/or employees shall maintain in confidence and use only for purposes of this Agreement any information or documentation which the Company marks "Confidential". To the extent it is reasonably necessary or appropriate to fulfill his/her/its obligations or exercise his/her/its rights under this Agreement, the Developer may disclose Confidential Information which he/she/it is otherwise obligated not to disclose to his/her/its affiliates, on a need-to-know basis, on the condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as the  Developer is required to keep the Confidential Information confidential.

4.04                 The confidentiality provisions of this Agreement shall remain in full force and effect for a period of three (3) years after the termination of this Agreement.

5.00                 REPRESENTATIONS AND WARRANTIES

5.01                 The Developer hereby represents and warranties to the Company as follows:

(i)                 the Developer has the full power to enter into this Agreement without restriction;

(ii)               the performance, distribution, or use of the Product will not violate the rights of any third parties;

(iii)             the Developer agrees to defend, hold harmless, and indemnify the Company and its representatives from and against all claims, defence costs, judgments, and other expenses arising out of the breach of the foregoing representations and warranties.

5.02                 The Company hereby represents and warrants to Developer as follows:

(i)                 the Company has the full power to enter into this Agreement without restriction;

(ii)               the performance of this Agreement will not violate the rights of any third parties;

(iii)             the Company agrees to defend, hold harmless, and indemnify Developer and his/her/its representatives from and against all claims, defence costs, judgments, and other expenses arising out of the breach of the foregoing representations and warranties.

6.00                 TERM AND TERMINATION

6.01                 The Company and the Developer hereby agree that the term of this Agreement shall be for a period of eighteen (18) months.

6.02                 The Company may terminate this Agreement at any time, upon providing a written notice to the Developer within 30 days of termination.

7.00                 DISPUTE RESOLUTION

7.01       The Parties hereby commit to good faith negotiations for a period of thirty (30) days from the date of notice by one Party to another that there is a dispute between the Parties arising out of or relating to the validity, construction, meaning, performance or effect of or the rights and liabilities of the Parties hereto with respect to this Agreement (the “Dispute”), prior to referring the dispute to arbitration.  If after the thirty (30) day negotiation period, the Dispute persists, the Dispute shall be determined by arbitration by a panel of three (3) arbitrators, one to be appointed by each disputing Party within thirty (30) business days after the end of such thirty (30) day negotiation period, and a third to be appointed within fifteen (15) business days thereafter by the two arbitrators appointed by the Parties.  If one of the Parties fails to appoint their arbitrator within such thirty (30) business day period, the arbitrator which has been appointed shall conduct the arbitration with no right for the other Party to subsequently appoint its arbitrator.  The award rendered by the arbitrator or arbitrators shall be final and binding and not subject to appeal.  The prevailing Party shall be entitled as part of the arbitration award to the reasonable costs and expenses (including legal fees and disbursements) of investigating, preparing and pursuing such claim or defence, and the Party enforcing an award shall be entitled to reasonable costs and expenses (including legal fees and disbursements) incurred in connection therewith.

8.00                 SUCCESSORS AND ASSIGNS

8.01                 This Agreement shall inure to the benefit of the Parties hereto and shall be binding upon the Parties hereto and their respective heirs, executors, representatives, successors, and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective heirs, executors, representatives, successors, and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

9.00                 GENERAL PROVISIONS

9.01                 This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Nevada.

9.02                 This Agreement shall constitute the entire agreement between the Parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding on either Party to this Agreement except to the extent incorporated in this Agreement.

9.03                 Any modification to this Agreement must be in writing, signed by the Parties or it shall have no effect and be void.

9.04                 The headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in this Agreement.

9.05                 This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and shall be effective as of the formal date hereof.  This Agreement may be executed and transmitted via e-mail and/or facsimile transmission and in such event shall be effective and binding on the Parties hereto and their successors and assigns as if originally executed.

9.06                 If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent by the Parties set forth therein.

9.07                 Neither Party may assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the other Party.

9.08                 All financial references herein are to United States dollars unless specifically indicated otherwise.  If it is necessary to convert any amounts into United States dollars, a prevailing commercial bank exchange rate at closing shall be used.

9.09                 Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given or made by delivery or by post or by telecopy or similar facsimile transaction (with confirmation of accurate or complete transmission obtained by sender) or by other electronic means of communication to the respective Parties.  Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or posted or so telecopied, transmitted, except that any notice delivered after 5:00 p.m. on the date prior to a non-business day shall be deemed to have been received at 9:00 a.m. on the first business day following delivery.  Any Party may change its address, facsimile transmission number by notice to the other of them in the manner set out above.

Notices to the Company shall be sent to:

PERSONAL AND CONFIDENTIAL

                        Greenhouse Solutions Inc.

                        4 Research Dr., Suite 402

                        Shelton, CT 06484

                        Fax: (203) 402-7201

Notices to the Developer shall be sent to:

PERSONAL AND CONFIDENTIAL

Korus Enterprises Inc.

5-2325 Hurontario Street, Suite 265

Mississauga, ON L5A 4K4

Fax: (847) 829-3777

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written,

DATED this 29th day of November , 2010.

(COMPANY)                                                            (DEVELOPER)

Per:                                                                              Per:

 /s/ Michael Grischenko                                               _/s/_Nicholas Boulbash______________

Name: Michael Grischenko                                         Name: Nicholas Boulbash

Title: President                                                            Title: President

I have authority to bind the Company.                        I have authority to bind the Company